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EXHIBIT 12                   UTILICORP UNITED INC.
                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


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                                             12 months ended                   Years ended Dec 31,
                                               June 30, 1997       1996      1995*     1994*     1993*     1992*
                                             ---------------    --------------------------------------------------

Income from continuing operations
 before provision for income taxes..........        $205,200    $186,460  $131,812  $146,532  $116,366   $84,541

Add:
 Interest on long-term debt.................         119,800     126,933   110,227    89,526    89,027    88,857

 Interest on short-term debt and other......          10,949      18,151    16,847     7,257     7,207     7,329

 Portion of rents representative of
 the interest factor........................          16,740      16,537    15,346    15,329    15,008    14,600
                                             ---------------    --------------------------------------------------

Income as adjusted..........................        $352,689    $348,081  $274,232  $258,644  $227,608  $195,327
                                             ---------------    --------------------------------------------------

Fixed Charges

 Interest on long-term debt.................        $119,800    $126,933  $110,227   $89,526   $89,027   $88,857

 Interest on short-term debt.................         10,949      18,151    16,847     7,257     7,207     7,329

 Portion of rents representative of
 the interest factor.........................         16,740      16,537    15,346    15,329    15,008    14,600
                                             ---------------    --------------------------------------------------

Fixed Charges...............................        $147,489    $161,621  $142,420  $112,112  $111,242  $110,786
                                             ---------------    --------------------------------------------------

Ratio of Earnings to Fixed Charges..........            2.39        2.15      1.93      2.31      2.05      1.76
                                                        ----------------------------------------------------------

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         *Restated to reflect a change in accounting for the Company's Accounts
                               Receivable Sales Program.